Exhibit 4.3 B

Amendment to Common Stock Purchase Warrant

Amendment to Common Stock Purchase Warrant between Logic International Consulting Group, LLC as (“Holder”) and Alterix, Inc., a Delaware Corporation (“Company”), dated this 10th day of June, 2015.

WHEREAS, Company and Holder entered into a Common Stock Purchase Warrant on December 1, 2013, (“Agreement”), a copy of which is attached hereto as Exhibit “A”;

WHEREAS, Section 5(m) of the Warrant requires that any modifications to the Agreement be authorized in writing by Company and Holder;

WHEREAS, the Company and Holder desire to delete Section 3(c) (“Subsequent Equity Sales”) the Warrant as to specific terms and provisions;

WHEREAS, the Company and Holder desire to add a Section 4(e) (“Market Stand-Off Agreement”) to the Warrant as to specific terms and provisions;

IT IS THEREFORE AGREED:

1.	Section 3(c) is deleted entirely.

2.	Section 4(e) Market Stand-Off Agreement. The Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the initial public offering, or ninety (90) days in the case of any registration other than the initial public offering, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions shall not apply to the sale of any shares to an

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underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holder only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock. The underwriters in connection with such registration are intended third-party beneficiaries of these provisions and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with these provisions or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all holders of the Company’s Common Stock subject to such agreements, based on the number of shares subject to such agreements.

3.	Except for the amendments and modifications set forth paragraphs 1 and 2 in this Amendment, all other provisions of the Agreement are hereby ratified and shall remain in full force and effect.

COMPANY:	HOLDER:

Alterix, Inc.	Logic International Consulting Group, LLC
a Delaware Corporation	a New York Limited Liability Company
a subsidiary of BioChemics, Inc.

By: /s/ David Staskin	By: /s/ Kavin M. Cassidy

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NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES AS PERMITTED BY LAW AND THE SECURITIES PURCHASE AGREEMENT PURSUANT TO WHICH THE SECURITIES WERE ISSUED.

COMMON STOCK PURCHASE WARRANT

To Purchase Shares of Common Stock of

ALTERIX, INC.

This COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for services rendered and to be rendered, Logic International Consulting Group, L.L.C. or assignee (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the effective date hereof, December 1, 2013 and on or prior to the close of business on the fifth (5th) anniversary of the date of this Warrant (the “Termination Date”), to subscribe for and purchase up to Four Million (4,000,000) shares of common stock (the “Warrant Shares”), from ALTERIX, INC., a Delaware corporation (the “Company”), par value $.01 per share of the Company (the “Common Stocks”), as provided below. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(a) below, as adjusted.

Section 1. Exercise.

a) Exercise of Warrant/Exercise Price. Exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the closing of a Qualifying Transaction, at an Exercise Price per share equal to Five and No/100 Dollars ($5.00) per share (the “Exercise Price”). This Warrant may be exercised on or before the Termination Date (each, an “Exercise Date”) by delivery to the Company of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company); provided, however, within five (5) Business Days of the date said Notice of Exercise is delivered to the Company, the Holder shall have surrendered this Warrant to the Company and the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank.

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EXHIBIT “A”

b) Cashless Exercise. This Warrant may also be exercised at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the price of said Common Stock determined by reference to the last reported sale price for the Common Stock on such day on the principal securities exchange on which the Common Stock is listed or admitted to trading or if no such sale takes place on such date, the average of the closing bid and asked prices thereof as officially reported, or, if not so listed or admitted to trading on any securities exchange, the last sale price for the Common Stock on the National Association of Securities Dealers national market system on such date, or, if there shall have been no trading on such date or if the Common Stock shall not be listed on such system, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NASD member firm selected from time to time by the Company for such purpose or, if the Common Stock is not traded, then such price as is reasonably determined by the Company’s Board of Directors (the “Market Value”);

(B) =	the Exercise Price of this Warrant, as adjusted; and

(X) =	the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(b).

c) Mechanics of Exercise.

i. Authorization of Warrant Shares. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issuance thereof (other than taxes in respect of any transfer occurring contemporaneously with such issuance). The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full

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authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.

ii. Delivery of Certificates Upon Exercise. If and to the extent that the Company completes a Public Offering pursuant to the Securities Act of 1933, as amended, and, if applicable to shares of the Company, certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is a participant in such system and if the certificates may be issued without a restrictive legend in accordance with applicable federal securities laws, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise, within ten (10) Business Days from the delivery to the Company of the Notice of Exercise Form, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above (“Warrant Share Delivery Date”). This Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Company. The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(c)(vii) prior to the issuance of such shares, have been paid.

iii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iv. Rescission Rights. If the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to this Section 2(c)(iv) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

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v. Failure to Timely Deliver Certificates Upon Exercise. In addition to any other rights available to the Holder, (A) if the Company or the Company’s transfer agent fails to cause delivery to the Holder of a certificate or certificates representing the Warrant Shares (assuming the valid exercise of this Warrant by the Holder and the satisfaction of all applicable legal and regulatory requirements in connection therewith), or (B) if the Company or its transfer agent fails to deliver such certificates without the restrictive legend (if the Holder shall first have demonstrated to the reasonable satisfaction of the Company and its counsel the Holder’s compliance with all requirements applicable under the securities laws for the removal of any restrictive legend) on or before the Warrant Share Delivery Date (or other evidence reasonably satisfactory to Holder confirming that the Warrant Shares may be freely traded on the Trading Market in question), the Company shall pay to Purchaser, in cash, as partial liquidated damages and not as a penalty, $50 for each Business Day after the Warrant Share Delivery Date until (A) such certificate is delivered with an appropriate legend, or (B) without a restrictive legend (or other evidence reasonably satisfactory to Holder confirming that the Warrant Shares may be freely traded on the Trading Market in question), as the case may be. The Holder acknowledges that if the Company shall at the time of exercise of this Warrant be a participant in the Depository Trust and Clearing Corporation’s clearance and settlement systems, all exercises of this Warrant may be settled on such system without the issuance of physical stock certificates.

vi. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall round such fractional share up to the next whole number.

vii. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder; this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder, and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

viii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

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Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted. If the Company, at any time while this warrant is outstanding, is merged, absorbed, reabsorbed or combined in any way with its parent company or any affiliate or other spin out from the parent entity, the number of warrants owned by Holder in the combined entity will be adjusted to equal the average of the percentage of ownership Holder had in each of the separate pre merged entities. This ownership percentage is determined by a fraction whereby the numerator is the sum of the Warrants owned in the Company plus the warrants owned by Holder in the pre combination parent or affiliate entity, divided by the sum of the total authorized common shares in the Company plus the total authorized shares in the to be combined company. This percentage is then multiplied by the total shares authorized and outstanding in the post combined entity. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Vesting Schedule. These warrants are issued to Holder pursuant to a Service Agreement provided by the Holder to the Company and executed on the same date as this Warrant Agreement. As long as the Service Agreement is in full effect, Warrants shall vest pursuant to the following schedule: 1,000,000 shares immediately, and 1,000,000 shares on each of the next three anniversaries of this Agreement. Provided that in the event of a public offering, or sale or merger into a non related or affiliated entity, these warrants shall immediately vest in their entirety. These Warrants are issued pursuant to a Service Agreement whereby Holder provides management and advisory services to the Company. As such, these warrants become null and void in the event that the Holder or any principal in the Holder’s organization receive additional compensation for serving in an executive or Board capacity in the Company or parent company.

c) Subsequent Equity Sales. Subject to Section 3(e) below, if, commencing upon the closing of a Qualifying Transaction, the Company shall issue any New Securities (as defined in the Purchase Agreement) in a material transaction, at a price per share less than the Exercise Price then in effect pursuant to Section 2 of this Warrant (such lower price, the “Base Share Price” and such issuances collectively, a (“Dilutive Issuance”), then, the Exercise Price of these Warrants shall be reduced to equal the Base Share Price. Such adjustment shall be made whenever such Common Stock or Common

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Stock Equivalents are issued, and effective and not just contingent on some future event. For example, reset provisions, floating conversion, exercise or exchange prices or otherwise are not given effect until they are actually exercised and common stock is in fact delivered at a lower price than that specified in Section 2. Note a material transaction is one involving more the 5% of the float of the Company per transaction or equity raise. The Company shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b) upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.

d) Pro Rata Distributions. If the Company, at any time prior to the Termination Date, shall distribute to all holders of Common Stock (and not to Holders of the Warrants) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 3(b)), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the closing bid price of the Common Stock on the then principal Trading Market determined as of the record date mentioned above (if the closing bid price of the Common Stock on the then principal Trading Market shall then be determinable) and otherwise the fair market value per share as determined by the Board of Directors in good faith, and of which the numerator shall be such closing bid price of the Common Stock on the then principal Trading Market on such record date (if the closing bid price of the Common Stock on the then principal Trading Market shall then be determinable) or the price per share used to determine the denominator less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e)

Exempt Issuance. Notwithstanding the foregoing, no adjustments, Alternate Consideration, or notices shall be made, paid, or issued under this Section 3 in respect of an Exempt Issuance. “Exempt Issuance” means the issuance of (a) shares of Common Stock or other securities to employees, consultants or directors pursuant to stock option, stock grant, stock purchase or similar plans or arrangements approved by the Board of Directors, including without limitation upon the exercise of options currently outstanding, (b) shares of capital stock issuable upon conversion of shares of preferred stock,

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convertible securities, options or warrants issued and outstanding on the date of this Agreement; provided that such securities have not been amended since the date of this Agreement to increase the number of such underlying shares in connection therewith, (c) upon the exercise or conversion of any securities issued hereunder, (d) shares of Common Stock or other securities issued to equipment lessors, banks, financial institutions or similar entities in a transaction approved by the Board of Directors, the principal purpose of which is other than the raising of capital (e) securities issued pursuant to a merger, acquisition or strategic transaction that is approved by the Board of Directors, (f) securities in the Approved Subsequent Financing or the Public Offering, (g) shares of Common Stock or other securities issued as a dividend or other distribution in connection with which an automatic adjustment in the conversion price of the Debenture is made, (h) shares of Common Stock or other securities issued pursuant to any transaction approved by the Board of Directors primarily for the purpose of (i) a joint venture, technology licensing or research and development activity, (ii) distribution or manufacture of the corporation’s products or services, or (iii) any other transaction involving a corporate partner that is primarily for a purpose other than the raising of capital.

f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares of Common Stock owned or held by or for the account of the Company, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holders.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 3, the Company shall promptly mail to each Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into

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other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to exercise this Warrant during the 20-day period commencing on the date of such notice to the effective date of the event triggering such notice.

Section 4. Transfer of Warrant.

a) Transferability. Subject to compliance with any applicable securities laws, the conditions set forth in this Warrant along with secured written permission from the Company which may grant permission in its sole discretion, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

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c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or a qualified institutional buyer as defined in Rule 144A(a) under the Securities Act.

Section 5. Miscellaneous.

a) Title to Warrant. Prior to the Termination Date and subject to compliance with applicable laws and Section 4 of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed. The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company.

b) No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price (or by means of a cashless exercise), the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

c) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

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d) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

e) Authorized Shares.

The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.

h) Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. These Warrants are issued pursuant to a Service Agreement whereby Holder provides management and advisory services to the Company. As such, these warrants become null and void in the event that the Service Agreement is terminated or the Holder or any principal in the Holder’s organization receive additional compensation for serving in an executive or Board capacity in the Company or parent company.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

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f) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement as applied in the courts of the Commonwealth of Massachusetts.

g) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

h) Expenses. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any Material damages to the Holder, the Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder. However, in the event that Holder fails to prevail, Holder will be liable to the Company for the Company’s expenses related to the defense of Holder’s action including but not limited to reasonable attorney’s costs.

i) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

j) Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

k) Remedies. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

l) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

m) Amendment and Waiver. This Warrant may be modified or amended only with the written consent of the Company and the Holder. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date.

Common Stock Purchase Warrant (Alterix, Inc.), Page 11

n) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

o) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

p) Registration Rights. The Holder has certain rights with respect to the registration of the Warrant Shares upon exercise of this Warrant, such rights being specifically set forth in the Purchase Agreement.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first written above.

ALTERIX, INC.

By:	/s/ John Masiz
Name:	John Masiz
Title:	Chief Executive Officer

Common Stock Purchase Warrant (Alterix, Inc.), Page 12

NOTICE OF EXERCISE

TO: ALTERIX, INC.

(1) The undersigned hereby elects to purchase                      Warrant Shares of BioChemics, Inc. pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the Exercise Price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[     ] lawful money of the United States; or

[     ] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(b) of the Warrant, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(b).

(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following:

(4) Accredited Investor. The undersigned, and, if applicable, the person or entity identified in subsection 3 above, is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

                                                                                                                                       .

Dated:                       ,

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.